Exhibit 99.1
FOR IMMEDIATE RELEASE
Unilife Appoints Richard Wieland as Executive Vice President
and Chief Financial Officer
Lewisberry, PA (June 10, 2010) — Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS), today announced that it has appointed R. Richard Wieland II as its Executive Vice President and Chief Financial Officer (CFO). Mr. Wieland will oversee the management of Unilife’s finance and accounting, human resources and IT operations. He will be immediately replacing Unilife’s current CFO Dan Calvert, who is relocating to his home state of Indiana for family reasons.
Mr. Wieland, 65, has over 30 years of senior financial experience with U.S-based public and private companies. He has served as the CFO of four NASDAQ-listed companies within the life sciences industry, and as a senior executive of two New York Stock Exchange-listed companies.
Most recently, Mr. Wieland served as the CFO of Cytochroma Inc., a privately-held specialty pharmaceutical company. From 2004 to 2008, Mr. Wieland served as Executive Vice-President and CFO of Advanced Life Sciences Holdings, Inc., a NASDAQ-listed clinical-stage biopharmaceutical company. Prior to that, Mr. Wieland served as a senior executive of other NASDAQ-listed life science and healthcare companies, including Option Care, Inc., where he was a Board member, President and Chief Operating Offer.
Mr. Wieland received his MBA from Washington University in St. Louis, MO, and his BA in Accounting and Economics from Monmouth College in Monmouth, IL, where he later served as a member of the Board of Trustees. Mr. Wieland is a past member of the National Investor Relations Institute, Financial Executives International and the U.S. Army Signal Corps.
Mr. Alan Shortall, Chief Executive Officer of Unilife, said, “Richard has an outstanding record and we are extremely pleased to add him to the Unilife team. The appointment of such experienced and well-respected financial executives in the healthcare and pharmaceutical markets as Richard and our new Board member Mary Kate Wold reflects our continuing efforts to improve our already outstanding team, and will support our growth as a U.S. based emerging global leader for innovative medical devices.
“Richard has extensive knowledge and broad expertise in U.S. financial markets with a special emphasis in the production of products consumed within global healthcare and pharmaceutical industries. We are confident that Richard possesses the skills required to support Unilife during this period of rapid growth as we transition into a preferred supplier of devices for pharmaceutical and healthcare companies. It is important that Unilife continues to attract highly qualified individuals that share our strategic vision and possess the necessary expertise to contribute towards the continued delivery of our goals and business milestones.”
Continued Shortall, “I would also like to extend our gratitude to Dan Calvert for his commitment to Unilife over the past two years. We wish him the very best in all his future endeavors.”
Mr. Wieland stated, “With Unilife’s unique and revolutionary technology, I anticipate that the Company will quickly become a strong international leader in the fast-growing pharmaceutical market for prefilled syringes. I am excited to begin working with Alan and the Unilife team, incorporating my skills and experiences to ensure that we capitalize on our leading technologies and established partnerships with leading healthcare and pharmaceutical companies. My primary responsibility will be to ensure that financial accountability continues to be rigorously applied as we roll out and expand our product portfolio.”
Unilife Corporation           A corporation with limited liability incorporated in Delaware, USA. ARBN: 141 042 757
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323   F + 717 938 9364
E info@unilife.com   W www.unilife.com

About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485 certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in our periodic reports which we file with the Securities and Exchange Commission.

General: UNIS-G

Investor Contacts (US): Todd Fromer / Garth Russell KCSA Strategic Communications Phone + 1 212-682-6300	Stuart Fine Carpe DM Inc Phone + 1 908 469 1788	Investor Contacts (Australia) Jeff Carter Unilife Corporation Phone + 61 2 8346 6500